Exhibit 99.5

Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of Blue Wolf Mongolia Holdings Corp. (the “Company”) and all amendments or supplements thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger dated as of May 21, 2013, among the Company, Li3 Energy, Inc. and Blue Wolf Acquisition Sub, Inc.).

Dated: June 22, 2013

Signature: /s/ PATRICIO CAMPOS
PATRICIO CAMPOS